Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE FIRST QUARTER OF 2014;
PROVIDES OPERATIONS UPDATE

•	Quarterly average daily production of 139 MBOE per day, compared to guidance range of 133 - 140 MBOE per day; quarterly production mix of 52% liquids/48% natural gas.

•	Quarterly GAAP net income of $65.6 million, or $0.96 per diluted share; adjusted quarterly net income of $107.6 million, or $1.58 per diluted share.

•	Quarterly EBITDAX of $398.9 million; quarterly GAAP cash provided by operating activities of $299.7 million.

•	Enters into agreements to acquire approximately 28,000 net acres in the Powder River Basin and expects to add a third rig to accelerate its program.

DENVER, CO April 29, 2014 - SM Energy Company (NYSE: SM) announces its financial results for the first quarter of 2014 and provides an operations update. In addition, a new presentation concerning the Company's first quarter earnings and operations update will be posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on April 30, 2014. Information for the call can be found below.

FIRST QUARTER 2014 RESULTS

SM Energy reported net income for the first quarter of 2014 of $65.6 million, or $0.96 per diluted share. This compares to a net income of $16.7 million, or $0.25 per diluted share, for the same period of 2013.

Adjusted net income for the first quarter of 2014 was $107.6 million, or $1.58 per diluted share, compared to adjusted net income of $55.3 million, or $0.82 per diluted share, for the same period of 2013. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $398.9 million for the first quarter of 2014, an increase of 21% from $328.8 million for the same period of 2013.

Adjusted net income and EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the first quarter of 2014 were $632.7 million compared to $484.2 million for the same period of 2013, a 31% increase from period to period. The table below provides the average realized prices received by product, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended March 31, 2014
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$88.96	$87.11
Gas ($/Mcf)	$5.22	$4.84
Natural gas liquids ($/Bbl)	$38.79	$35.76
Equivalent ($/BOE)	$49.96	$47.64

The table below presents key performance measures and metrics, as well as previously provided guidance for the first quarter of 2014:

Production	Reported	1Q14 Guidance

Average daily production (MBOE/d)	138.6	133 - 140
Total production (MMBOE)	12.47	12.0 - 12.6

Costs
LOE ($/BOE)	$4.58	$5.25 - $5.50
Transportation ($/BOE)	$6.35	$5.75 - $6.05
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.4%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.18	$2.00 - $2.20
G&A - Cash NPP ($/BOE)	$0.24	$0.20 - $0.35
G&A - Non-cash ($/BOE)	$0.39	$0.35 - $0.50
Total G&A ($/BOE)	$2.81	$2.55 - $3.05

DD&A ($/BOE)	$14.21	$15.10 - $15.90

On retained properties, the Company's average daily production grew 2% sequentially from the fourth quarter of 2013. Reported average daily production decreased by 4% from production of 143.8 MBOE per day in the fourth quarter of 2013 due to the sale of Anadarko Basin properties at the end of 2013. In the first quarter of 2014, SM Energy's reported production mix was 29% oil/condensate, 23% NGLs, and 48% natural gas.

In the first quarter, the Company reported LOE per unit costs below its guided range due largely to lower than expected ad valorem taxes in the quarter. Transportation expense per unit was above the Company's guidance range largely due to the Company's non-operated Eagle Ford shale program, which incurred unexpected deficiency fees and where NGL volumes, which carry higher transportation fees, have been greater than expected due to higher NGL recoveries. DD&A was below the provided guidance range due to greater than expected year-end 2013 proved developed reserve additions.

OPERATIONS UPDATE

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 76.3 MBOE per day in the first quarter of 2014, a 2% sequential increase from the prior quarter. Average daily production in the first quarter of 2014 from the Company's operated Eagle Ford shale program increased 47% over the first quarter of 2013. During the first quarter, SM Energy made 20 flowing completions in its operated Eagle Ford Shale program. During the first quarter, the Company's average lateral length of wells drilled was approximately 25% longer than the average length of wells drilled in 2013. The Company plans to complete these wells in the coming months, some of which will have modified completion designs.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the first quarter of 2014 averaged 23.4 MBOE per day, a 17% sequential increase over the fourth quarter of 2013 production of 20.0 MBOE per day and a 46% increase over the first quarter of 2013. The operator made approximately 107 flowing completions during the first quarter. Consistent with its previously announced 2014 capital budget, the Company expects the drilling and completion carry provided under its Acquisition and Development Agreement with Mitsui to be exhausted in the second quarter of 2014.

Bakken / Three Forks
In the first quarter of 2014, SM Energy's average daily production for its Bakken/Three Forks program was 16.0 MBOE per day. Average daily production for the quarter remained flat from the fourth quarter of 2013 as a result of weather related completion delays in the northern Rockies. During the first quarter, the Company made 12 gross flowing completions in its operated Bakken/Three Forks program.

Permian Basin
During the first quarter of 2014, the Company made 3 flowing completions in its Sweetie Peck property. Initial results from the two wells with sufficient production history are in-line with the Company's previous horizontal well results in the field, with an average peak 30-day initial production rate exceeding 900 BOE per day. The Company expects to complete 14 wells in Sweetie Peck in 2014. In its Buffalo prospect in the northern Midland Basin, the Company expects to drill and complete its first test well targeting the Wolfcamp D interval in the second quarter of 2014.
Powder River Basin
SM Energy completed one well in its Powder River Basin acreage in the first quarter of 2014.   The Blackjack Fed 3774 27-22-1FH (SM 33% WI) had a peak 30-day initial production rate of 917 BOE per day (87% oil).  The Company added a second rig to the program during the first quarter.  Subsequent to the close of the quarter, SM Energy entered into separate agreements to acquire approximately 28,000 additional net acres that are adjacent to the Company's existing acreage and prospective for the Frontier formation. The Company has agreed to pay cash consideration of approximately $100 million plus trade approximately 7,000 net acres in other portions of the basin. Upon closing, these acquisitions will increase SM Energy's total acreage in the Powder River Basin to a total of approximately 161,000 net acres with approximately 122,000 net acres prospective in the Frontier formation. The Company expects to add a third rig in the second quarter to accelerate delineation of its Powder River Basin play area and now expects to complete 9 Frontier and 2 Shannon wells during 2014.

East Texas
In its East Texas program, the Company completed two Woodbine wells in its Deep Pines West prospect. The Matt Dillon 1H (SM 100% WI) and Little Joe 1H (SM 100% WI) had constrained 7-day initial two-stream production rates of 1,046 BOE per day (16% oil) and 820 BOE per day (29% oil), respectively. The heating content of the gas produced from the two wells averaged 1,270 BTU/SCF with flowing casing pressures of approximately 2,000 PSI for the two wells. The Company plans to complete a total of 8 wells in 2014, to test and delineate its East Texas position.

FINANCIAL POSITION AND LIQUIDITY

As of the end of the first quarter, the Company had $236.4 million of cash on hand and outstanding borrowings of $1.6 billion, which were comprised entirely of long term notes. At the end of the first quarter, the Company had an undrawn revolver. As of March 31, 2014, the Company's debt to twelve month trailing EBITDAX decreased to approximately 1.0 times and its debt-to-book capitalization ratio was 49%. At the end of the first quarter, the Company's borrowing base was maintained at $2.2 billion, after taking into account the significant divestitures in the second half of 2013. The Company has elected to keep its current commitment under its credit facility at $1.3 billion.

UPDATED PRODUCTION AND PERFORMANCE GUIDANCE

The Company is providing updated production and performance guidance for the second quarter and full year 2014 in the table below:

Guidance for 2014
	2Q14	FY2014
Production (MMBOE)	12.4 - 13.0	51.5 - 53.5
Average daily production (MBOE/d)	136 - 143	140 - 148

LOE ($/BOE)	$4.80 - $5.05	$4.75 - $5.00
Transportation ($/BOE)	$6.10 - $6.50	$6.10 - $6.50
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.5% - 5.0%	4.5% - 5.0%

G&A - Cash ($/BOE)	$2.25 - $2.45	$2.20 - $2.45
G&A - Cash NPP ($/BOE)	$0.25 - $0.40	$0.25 - $0.40
G&A - Non-cash ($/BOE)	$0.40 - $0.60	$0.30 - $0.50
Total G&A ($/BOE)	$2.90 - $3.45	$2.75 - $3.35

DD&A ($/BOE)	$14.00 - $14.75	$14.00 - $14.75

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<3%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for April 30, 2014, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-303-1292 and the conference ID number is 30896165. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 30896165. International participants can dial 315-625-3086 to take part in the conference call, using the conference ID number 30896165, and can access a replay of the call at 404-537-3406, using conference ID number 30896165. Replays can be accessed through May 14, 2014.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through May 14, 2014.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014

Production Data	For the Three Months Ended March 31,
	2014	2013	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$88.96	$91.67	(3)%
Gas (per Mcf)	5.22	3.57	46%
NGL (per Bbl)	38.79	36.65	6%
Equivalent (per BOE)	$49.96	$45.38	10%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$87.11	$91.30	(5)%
Gas (per Mcf)	4.84	3.90	24%
NGL (per Bbl)	35.76	37.80	(5)%
Equivalent (per BOE)	$47.64	$46.51	2%

Production:
Oil (MMBbls)	3.66	3.13	17%
Gas (Bcf)	35.54	32.24	10%
NGL (MMBbls)	2.89	1.84	57%
MMBOE	12.47	10.35	21%

Average daily production:
Oil (MBbls per day)	40.6	34.8	17%
Gas (MMcf per day)	394.9	358.2	10%
NGL (MBbls per day)	32.1	20.5	57%
MBOE	138.6	115.0	21%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$49.96	$45.38	10%
Lease operating expense	4.58	5.28	(13)%
Transportation costs	6.35	4.58	39%
Production taxes	2.20	2.28	(4)%
General and administrative	2.81	3.12	(10)%
Operating profit, before the effects of derivative cash settlements	$34.02	$30.12	13%
Derivative cash settlements	(2.32)	1.13	(305)%
Operating profit, including the effects of derivative cash settlements	$31.70	$31.25	1%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$14.21	$19.20	(26)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2014	2013
Operating revenues:
Oil, gas, and NGL production revenue	$623,109	$469,575
Other operating revenues	9,611	14,605
Total operating revenues	632,720	484,180

Operating expenses:
Oil, gas, and NGL production expense	163,709	125,633
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	177,215	198,709
Exploration	21,335	15,398
Impairment of properties	2,801	21,521
General and administrative	35,051	32,280
Change in Net Profits Plan liability	(1,776)	(1,925)
Derivative loss	97,662	30,572
Other operating expense	8,089	15,794
Total operating expenses	504,086	437,982

Income from operations	128,634	46,198

Non-operating income (expense):
Interest income	26	12
Interest expense	(24,190)	(19,101)

Income before income taxes	104,470	27,109
Income tax expense	(38,863)	(10,382)

Net income	$65,607	$16,727

Basic weighted-average common shares outstanding	67,056	66,211

Diluted weighted-average common shares outstanding	68,126	67,521

Basic net income per common share	$0.98	$0.25

Diluted net income per common share	$0.96	$0.25

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	March 31,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$236,435	$282,248
Accounts receivable	307,784	318,371
Derivative asset	7,450	21,559
Deferred income taxes	11,227	10,749
Prepaid expenses and other	14,446	14,574
Total current assets	577,342	647,501

Property and equipment (successful efforts method):
Proved oil and gas properties	5,875,541	5,637,462
Less - accumulated depletion, depreciation, and amortization	(2,722,287)	(2,583,698)
Unproved oil and gas properties	287,607	271,100
Wells in progress	277,879	279,654
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $31,766 in 2014 and $7,390 in 2013	42,276	19,072
Other property and equipment, net of accumulated depreciation of $31,013 in 2014 and $28,775 in 2013	243,680	236,202
Total property and equipment, net	4,004,696	3,859,792

Noncurrent assets:
Derivative asset	13,886	30,951
Restricted cash	23,753	96,713
Other noncurrent assets	69,334	70,208
Total other noncurrent assets	106,973	197,872
Total Assets	$4,689,011	$4,705,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$443,395	$606,751
Derivative liability	60,684	26,380
Other current liabilities	11,200	6,000
Total current liabilities	515,279	639,131

Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes	1,600,000	1,600,000
Asset retirement obligation	115,889	115,659
Asset retirement obligation associated with oil and gas properties held for sale	4,526	3,033
Net Profits Plan liability	55,209	56,985
Deferred income taxes	688,994	650,125
Derivative liability	7,885	4,640
Other noncurrent liabilities	25,810	28,771
Total noncurrent liabilities	2,498,313	2,459,213

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 67,078,853 shares in 2014 and 2013; outstanding, net of treasury shares: 67,056,441 shares in 2014 and 2013	671	671
Additional paid-in capital	264,064	257,720
Treasury stock, at cost: 22,412 shares in 2014 and 2013	(823)	(823)
Retained earnings	1,416,923	1,354,669
Accumulated other comprehensive loss	(5,416)	(5,416)
Total stockholders’ equity	1,675,419	1,606,821
Total Liabilities and Stockholders’ Equity	$4,689,011	$4,705,165

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$65,607	$16,727
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on divestiture activity	(2,958)	574
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	177,215	198,709
Exploratory dry hole expense	—	159
Impairment of properties	2,801	21,521
Stock-based compensation expense	6,344	8,113
Change in Net Profits Plan liability	(1,776)	(1,925)
Derivative loss	97,662	30,572
Derivative cash settlement (loss) gain	(28,940)	11,792
Amortization of deferred financing costs	1,477	1,077
Deferred income taxes	38,374	10,280
Plugging and abandonment	(1,325)	(1,378)
Other	(3,103)	1,836
Changes in current assets and liabilities:
Accounts receivable	9,347	(22,164)
Prepaid expenses and other	885	605
Accounts payable and accrued expenses	(61,882)	5,794
Net cash provided by operating activities	299,728	282,292

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	1,979	4,307
Capital expenditures	(351,739)	(381,185)
Other	4,227	(2,025)
Net cash used in investing activities	(345,533)	(378,903)

Cash flows from financing activities:
Proceeds from credit facility	—	223,500
Repayment of credit facility	—	(133,500)
Other	(8)	772
Net cash provided by (used in) financing activities	(8)	90,772

Net change in cash and cash equivalents	(45,813)	(5,839)
Cash and cash equivalents at beginning of period	282,248	5,926
Cash and cash equivalents at end of period	$236,435	$87

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended March 31,
	2014	2013

Reported net income (GAAP)	$65,607	$16,727

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(1,115)	(1,188)
Derivative loss	61,332	18,863
Derivative cash settlement (loss) gain	(18,174)	7,276
(Gain) loss on divestiture activity	(1,858)	354
Impairment of properties	1,759	13,279

Adjusted net income (Non-GAAP) (2)	$107,551	$55,311

Diluted weighted-average common shares outstanding:	68,126	67,521

Adjusted net income per diluted common share:	$1.58	$0.82

(1) For the three-month period ended March 31, 2014, adjustments are shown net of tax and are calculated using a tax rate of 37.2%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences. For the three-month period ended March 31, 2013, adjustments are shown net of tax using the Company's effective rate as calculated by dividing income tax expense by income before income taxes on the consolidated statement of operations.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, derivative loss, derivative cash settlement gain (loss), impairment of properties, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
March 31, 2014
EBITDAX (3)
(in thousands)

Reconciliation of net income (GAAP) to EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended March 31,
	2014	2013
Net income (GAAP)	$65,607	$16,727
Interest expense	24,190	19,101
Interest income	(26)	(12)
Income tax expense	38,863	10,382
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	177,215	198,709
Exploration (1)	19,938	13,224
Impairment of properties	2,801	21,521
Stock-based compensation expense	6,344	8,113
Derivative loss	97,662	30,572
Derivative cash settlement gain (loss)	(28,940)	11,792
Change in Net Profits Plan liability	(1,776)	(1,925)
(Gain) loss on divestiture activity (2)	(2,958)	574
EBITDAX (Non-GAAP)	398,920	328,778
Interest expense	(24,190)	(19,101)
Interest income	26	12
Income tax expense	(38,863)	(10,382)
Exploration (1)	(19,938)	(13,224)
Exploratory dry hole expense	—	159
Amortization of deferred financing costs	1,477	1,077
Deferred income taxes	38,374	10,280
Plugging and abandonment	(1,325)	(1,378)
Other	(3,103)	1,836
Changes in current assets and liabilities	(51,650)	(15,765)
Net cash provided by operating activities (GAAP)	$299,728	$282,292

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying condensed consolidated statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) (Gain) loss on divestiture activity is included within the other operating revenues line item of the accompanying condensed consolidated statements of operations.
(3) EBITDAX represents income before interest expense, interest income, income taxes, depreciation, depletion, amortization, and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative gains and losses net of cash settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because we believe that it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to a financial covenant under our credit facility based on our debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.